UNDERWRITING AGREEMENT

Schedule A

Jacobs & Company Mutual Fund

Abacus Value Fund

The Rational Investor® Fund

The Biondo Fund

Critical Math Fund

The Gaming and Casino Fund

Biltmore Enhanced Index Fund

Biltmore Contrarian Momentum Fund

Biltmore Momentum/Dynamic ETF Fund

Arrow DWA Balanced Fund

Autopilot Managed Growth Fund

Changing Parameters Fund

This schedule was amended on December 19, 2005 to add The Biondo and Critical Math Funds.

This schedule was amended on March 6, 2006 to add The Gaming and Casino Fund.

This schedule was amended on March 23, 2006 to add Biltmore Enhanced Index Fund, Biltmore Contrarian Momentum Fund and Biltmore Momentum/Dynamic ETF Fund.

This schedule was amended on June 22, 2006 to add Arrow DWA Balanced Fund, Autopilot Managed Growth Fund and Changing Parameters Fund.

UNDERWRITING AGREEMENT

Schedule B-10

Changing Parameters Fund

Fee Schedule

This Fee Schedule is part of the Underwriting Agreement dated August 2, 2005 by and between Northern Lights Fund Trust and Aquarius Fund Distributors, LLC.

Service Fee

For services performed hereunder, the Trust shall pay an annual fee of $5,000 per Fund, per share class, PLUS 0.01% per annum of each Fund's average daily net assets, payable monthly in arrears.

Out-of-Pocket Expenses

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by AFD in connection with activities performed for the Fund(s) hereunder including, without limitation:

•     typesetting, printing and distribution of prospectuses and shareholder reports

•     production, printing, distribution and placement of advertising and sales literature and materials

•     engagement of designers, free-lance writers and public relations firms

•     long-distance telephone lines, services and charges

•     postage

•     overnight delivery charges

•     NASD fees

•     marketing expenses

•     record retention fees

•     travel, lodging and meals

•     Standard NSCC charges

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Underwriting Agreement dated June 22, 2006.

NORTHERN LIGHTS FUND TRUST          AQUARIUS FUND DISTRIBUTORS, LLC

By: /s/ Andrew Rogers_______________      By: _/s/ Brian Nielsen________________

      Andrew Rogers, President                                        Brian Nielsen, President